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                                                                      EXHIBIT 3B

NO SALE OR OFFER TO SELL ANY OF THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT SHALL BE MADE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO SUCH SECURITIES, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION OF SUCH SECURITIES UNDER SAID ACT IS NOT REQUIRED.

                              HOTYELLOW98.COM, INC.
                           WARRANT FOR THE PURCHASE OF
            200,000 SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE

    This certifies that for value received Project Finance Associates, Inc. is entitled (subject to the terms and conditions hereinafter set forth) to purchase from HotYellow98.Com, Inc., a Nevada corporation ("Company"), 200,000 shares of Common Stock, par value $.001 per share, of the Company, subject to adjustment, on presentation and surrender of this Warrant, at any time during the period commencing with the date hereof and ending two (2) years thereafter, to the Company at its principal executive offices in Buffalo, New York, or at such other location within the United States of which notice shall have been given to the holder hereof, and on payment therefor of the following consideration (all subject to adjustment):

         The first 50,000 shares: $.25 per share

         The next 50,000 shares:  $.50 per share

         The next 50,000 shares:  $.75 per share

         The next 50,000 shares:  $1.00 per share.

    This Warrant is exercisable at the option of the holder hereof in whole or in part from time to time within the period above specified at the price above specified. In the case of the purchase of less than all the shares of Common Stock as to which this Warrant is exercisable, the Company shall cancel this Warrant upon the surrender thereof and shall execute and deliver a new Warrant of like tenor for the balance of the shares of Common Stock purchasable hereunder.

    This Warrant is not transferable by the holder hereof.

    IN WITNESS WHEREOF the Company has caused this Warrant to be issued and delivered this 15th day of June, 1999.


                                            HotYellow98.Com, Inc.

                                            By:
                                              --------------------------
                                                     President

                                            Attest:
                                                   ---------------------
                                                     Secretary